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                                                                       Ex. 10.29

                                                     April 14,1999


Mr. Victor Roldan
QuePasa.com
1 Arizona Center
400 E. Van Buren
Phoenix, AZ 85004

This letter will confirm the terms you and I have discussed under which Miami Herald Online would propose to provide promotional and content management services to QuePasa.com. This letter is intended as a non-binding expression of intent only.

I.       NEWS CHANNELS

Miami Herald Online will develop your English- and Spanish-language news channels. We see several components to this project, some of which should be the responsibility of Miami Herald Online and some of which are the responsibility of QuePasa.com:

1.       Content

         - QuePasa.com will negotiate for and license wire feeds for the QuePasa.com news channels. We know you have done some of this already. Costs to be borne by QuePasa.com.

         - We will supplement that content with news from El Nuevo Herald and translated material from The Miami Herald, the Knight Ridder national reporting staff and other Knight Ridder newspapers (for example, technology coverage from the San Jose Mercury News and automotive news from the Detroit Free Press).

         - We believe it will take 2-3 months to set up the staff and technology necessary to operate these news channels (more details below). During the interim, we would allow QuePasa.com to frame parts (or the entirety) of the El Nuevo Herald Digital and Miami Herald sites to serve as your news channels.

2.       Technology

         - As agreed, we will output the content for the channels in a structured format that you can deliver using existing QuePasa.com technology.

         - We will need to devote some resources (programming hours) at our location to configure our systems to deliver content to you in the proper form.

         - Our ability to deliver the content to you in a structured form requires the purchase of content management tools for Miami Herald Online. We have chosen our preferred vendor for these tools but still need to work through the details and make the purchase. This is one of the reasons that we will need 2-3 months to operate your news channels.

         - Miami Herald Online will purchase the hardware and software necessary to serve our needs in Miami; QuePasa.com will be responsible for purchase of any additional tools needed to serve the QuePasa.com news channels from Phoenix (or other location of your choice). As of now, it is your and our belief that you will not need to purchase any additional hardware or software.

3.       Staffing

         - Miami Herald Online will provide the editorial staff who will produce the two (English and Spanish) news channels for QuePasa.com.

         - At the end of the term of our agreement, QuePasa.com will have the option of continuing to contract with Miami Herald Online to produce the news channels, or may choose to take over the functions. By that time, you will have the necessary technology and workflow experience to operate the news
                  channels effectively and efficiently. If you choose to operate the news channels yourselves, our recommendation is that we proceed as follows:
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         -        Approximately 90 days before the transfer of responsibilities,
                  Miami Herald Online and QuePasa.com jointly recruit and select 1-2 new QuePasa.com editorial staff members who will work in Miami for an agreed-upon period to learn our systems.

         - You will establish appropriate technology and workflow systems in Phoenix to duplicate the functionality of our systems in Miami.

         - We will commit to sending members of our team to Phoenix for up to 3 months to coach, train and manage the transition. QuePasa.com will be responsible for travel and lodging costs.

         - QuePasa.com will agree not to hire Miami Herald Online employees for at least one full year after their departure from our company.

4.       Branding

         - The QuePasa.com news channels will be co-branded as Miami Herald/El Nuevo Herald. Possible language might be: "Powered by Miami Herald Online."

         - All content from The Miami Herald, El Nuevo Herald, other Knight Ridder papers or the Knight Ridder network will be marked clearly with the source of the content and the appropriate copyright language.

II.      WEB SEARCH


Miami Herald Online will designate QuePasa.com the preferred search engine of El Nuevo Herald Digital. We will provide a text input box and search button for QuePasa.com on the El Nuevo Herald Digital site. QuePasa.com will be the only search engine with a text input box on the home page of El Nuevo Herald Digital. We feel it is important to the credibility of our site to also allow people to access other search engines as well. Therefore, the search results pages should include links to other Spanish-language search engines such as AltaVista, Yupi.com and Yahoo en espanol.


III.     BANNER EXCHANGE

Miami Herald Online will provide QuePasa.com with 200,000 banner impressions per month on our network of sites. This is a value of $6,000/month (at $30 CPM). QuePasa.com will give Miami Herald Online the banner position on the top of search results for up to 10 keywords of our choice.

IV.      FINANCIAL CONSIDERATIONS

1.       Establishment and operation of news channel ....... $35,000/Month

This includes the addition of editorial staff to serve the QuePasa.com channels, the costs of programming associated with setting up the channels and the provision of translation services. QuePasa.com is responsible for the costs of licensing additional wire feeds and for purchase of hardware and software needed for its news channels.

2.       Promotion and advertising  ....... $25,000/Month

This includes the banner impressions outlined above, plus the exclusive promotion of QuePasa.com searches from the homepage of El Nuevo Herald Digital. If, after four months of implementation, QuePasa.com is not receiving at least 1,000 user sessions per day from the text input box on the El Nuevo Herald front page, the payment for promotion and advertising will be reduced to $15,000 per month.

V.       TERM

One year for each component. We expect the promotion/advertising component to begin before the content management component.
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VI.      DEFINITIVE AGREEMENT

A final agreement between Miami Herald Online and QuePasa.com will be embodied in a definitive agreement, executed by both parties, that contains terms and conditions consistent with the scope and nature of the relationships described in this letter. Both parties understand that a definitive agreement is contingent upon good faith negotiation by both parties and upon approval by Knight Ridder Inc. and the publisher of the Miami Herald Publishing Co. The definitive agreement will be subject to review and approval by legal counsel for both parties. The matters set forth in this letter do not constitute and shall not give rise to any legally binding obligations on the part of either of the parties, but are intended to set forth for the parties' convenience certain preliminary business terms and conditions for the completion and execution of an agreement. The reference or references to any specific term or condition in this letter shall not preclude subsequent negotiations or changes regarding these or any other terms or conditions.


MIAMI HERALD PUBLISHING CO.            QUE PASA.COM


Signature: /s/ Richard E. Gordon       Signature: /s/ Victor H. Roldan

Name: Richard E. Gordon                Name: Victor H. Roldan

Title: Director of New Media           Title: Vice President

Date: 4/14/99                          Date: 4/14/99